Exhibit 4.4

FOURTH SUPPLEMENTAL INDENTURE

FOURTH SUPPLEMENTAL INDENTURE, dated as of April 7, 2006 (this “Supplemental Indenture”), among OWENS & MINOR, INC., a corporation duly organized and existing under the laws of the Commonwealth of Virginia (the “Company”), having its principal office at 9120 Lockwood Blvd., Mechanicsville, Virginia 23116, each of OWENS & MINOR DISTRIBUTION, INC., a corporation duly organized and existing under the laws of the Commonwealth of Virginia (“O&M Distribution”), OWENS & MINOR MEDICAL, INC., a corporation duly organized and existing under the laws of the Commonwealth of Virginia (“O&M Medical”), ACCESS DIABETIC SUPPLY, LLC, a limited liability company duly organized and existing under the laws of the State of Florida (“Access Diabetic”), and OWENS & MINOR HEALTHCARE SUPPLY, INC., a corporation duly organized and existing under the laws of the Commonwealth of Virginia (“O&M Healthcare”), and SUNTRUST BANK, a banking corporation organized under the laws of the State of Georgia, as Trustee (the “Trustee”).

WITNESSETH:

WHEREAS, the Company, Owens & Minor Medical, Inc., Owens & Minor West, Inc., National Medical Supply Corporation, Koley’s Medical Supply, Inc. and Stuart Medical, Inc. (the “Original Guarantors”) and the Trustee executed and delivered an Indenture, dated as of July 2, 2001 (the “Base Indenture”), and a First Supplemental Indenture, dated as of July 2, 2001 (the “First Supplemental Indenture”); and

WHEREAS, effective as of December 31, 2001, the Original Guarantors merged into a newly formed subsidiary, O&M Distribution, and OMI Specialty, Inc., a Virginia corporation, changed its name to Owens & Minor Medical, Inc.; and

WHEREAS, the Company, O&M Distribution, O&M Medical and the Trustee executed and delivered a Second Supplemental Indenture, dated as of December 31, 2001 (the “Second Supplemental Indenture”), pursuant to which O&M Distribution and O&M Medical agreed, among other things, to become Guarantors; and

WHEREAS, each of Access Diabetic and O&M Healthcare entered into a Joinder Agreement, dated as of March 17, 2005, pursuant to which each of Access Diabetic and O&M Healthcare agreed to guarantee or otherwise provide credit support for obligations of the Company under the Revolving Credit Facility; and

WHEREAS, the Company, O&M Healthcare, Access Diabetic and the Trustee executed and delivered a Third Supplemental Indenture, dated May 2, 2005 (together with the Base Indenture, the First Supplemental Indenture and the Second Supplemental Indenture, the “Indenture”), pursuant to which O&M Healthcare and Access Diabetic agreed to become Guarantors; and

WHEREAS, the Company and the Guarantors desire to enter into this Fourth Supplemental Indenture to eliminate from the Indenture substantially all of the covenants and certain events of default contained therein and make certain other changes therein; and

WHEREAS, pursuant to Section 8.2 of the Indenture, the Company has obtained the consent of the Holders of not less than a majority in aggregate principal amount of the Company’s 8 1/2% Senior Subordinated Notes due 2011, the only Outstanding Securities issued under the Indenture; and

WHEREAS, an Officer’s Certificate and an Opinion of Counsel, have been delivered to the Trustee in accordance with Section 8.4 of the Indenture; and

WHEREAS, all things necessary to make this Fourth Supplemental Indenture a valid agreement of the Company, in accordance with its terms, have been done; and

WHEREAS, on the execution of this Supplemental Indenture by the parties hereto, the provisions hereof will become effective but not operative until the time specified in Section 10 herein.

NOW, THEREFORE, in consideration of the mutual agreements and covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company, the Guarantors and the Trustee, agree as follows:

Section 1. Deletion of Sections in the Base Indenture. The provisions of each of the following sections of the Base Indenture are hereby deleted in their entirety and replaced with the phrase “Intentionally Omitted”:

Section 5.1(d)

Section 5.1(e)

Section 5.1(f)

Section 5.1(g)

Section 5.1(h)

Section 5.1(i)

Section 5.15

Section 9.4

Section 9.5

Section 9.6

Section 9.7

Section 15.7

Section 18.4(b)

Section 18.4(c)

Section 18.4(e)

Section 18.4(f)

Section 18.4(g).

Section 2. Amendments to Sections of the Base Indenture.

A. The second paragraph in Section 1.2 of the Base Indenture is hereby amended and restated as follows:

“Every certificate or opinion with respect to compliance with a condition or agreement provided for in this Indenture (other than pursuant to Section 2.4 and the last paragraph of Section 3.3) shall include:

(a) a statement that each individual signing such certificate or opinion has read such condition or agreement and the definitions herein relating thereto;

(b) a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;

(c) a statement that, in the opinion of each such individual, he or she has made such examination or investigation as is necessary to enable him or her to express an informed opinion as to whether or not such condition or agreement has been complied with; and

(d) a statement as to whether, in the opinion of each such individual, such condition or agreement has been complied with.”

B. The final paragraph of Section 5.1 of the Base Indenture is hereby deleted in its entirety.

C. The first paragraph of Section 5.2 of the Base Indenture is hereby amended and restated as follows:

“If an Event of Default with respect to the Securities occurs and is continuing, either the Trustee or the Holders of at least 25% in aggregate principal amount of the outstanding Securities by notice in writing to the Company (and to the Trustee if given by the Holders) may declare the unpaid principal of and accrued interest to the date of acceleration on all the outstanding Securities to be due and payable immediately and, upon any such declaration, such principal amount and accrued interest shall become immediately due and payable.”

and the second paragraph of Section 5.2 is hereby deleted in its entirety.

D. The first sentence of the final paragraph in Section 6.7 is hereby deleted in its entirety.

E. The final sentence is Section 18.3 is hereby deleted in its entirety.

Section 3. Deletion of Sections in the First Supplemental Indenture. The provisions of each of the following subsections of Section 1.01 of the First Supplemental Indenture are hereby deleted in their entirety and replaced with the phrase “Intentionally Omitted”:

Subsection 13(a)

Subsection 13(b)

Subsection 13(c)

Subsection 13(d)

Subsection 13(e)

Subsection 13(f)

Subsection 13(g)

Subsection 13(h)

Subsection 13(i)

Subsection 13(j)

Subsection 13(k)

Subsection 15.

Section 4. Amendments to Sections of the First Supplemental Indenture.

A. Items (k) and (l) under Section 1.01(14) shall be deleted in their entirety and replaced with “Intentionally Omitted.”

B. Item (j) under Section 1.01(22) shall be deleted in its entirety and replaced with “Intentionally Omitted.”

C. The first sentence of Section 1.01(23) shall be amended and restated as follows:

“If all or substantially all of the assets of any Guarantor or all of the Capital Stock of any Guarantor is sold (including by issuance or otherwise) by the Company or any of its Subsidiaries in a transaction constituting an Asset Disposition and if the Company designates any Restricted Subsidiary that is a Guarantor as an Unrestricted Subsidiary in accordance with the applicable provisions herein, then in each such case such Guarantor (in the event of a sale or other disposition of all the Capital Stock of such Guarantor or in the event of designation of a Restricted Subsidiary as an Unrestricted Subsidiary) or the corporation acquiring such assets (in the event of a sale or other disposition of all or substantially all of the assets of such Guarantor) shall be deemed released from all obligations under Article 15 of the Original Indenture without any further action required on the part of the Trustee or any Holder.”

D. Section 1.01(24) shall be deleted in its entirety and replaced with “Intentionally Omitted.”

E. Section 1.01(25) shall be deleted in its entirety and replaced with “Intentionally Omitted.”

F. Section 2.02(i)(ii) shall be amended and restated as follows:

“No service charge shall be made to a Holder of a beneficial interest in a Global Note or to a Holder of a Definitive Note for any registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any transfer tax or similar governmental charge payable in connection therewith (other than any such transfer taxes or similar governmental charge payable upon exchange or transfer pursuant to Sections 3.4, 8.6 and 11.7 of the Indenture).”

G. Items (e) and (f) under the definition of “Asset Disposition” in Section 3.01 shall be amended and restated as follows:

“(e) any Lien (or foreclosure thereon) securing Indebtedness, (f) any Restricted Payment,”

H. Item (iv) under the definition of “Net Available Proceeds” in Section 3.01 shall be amended and restated as follows:

“(iv) appropriate amounts to be provided by such Person or any Restricted Subsidiary thereof, as the case may be, as a reserve in accordance with GAAP against any liabilities associated with such assets and retained by such Person or any Restricted Subsidiary thereof, as the case may be, after such Asset Disposition, including, without limitation, liabilities under any indemnification obligations and severance and other employee termination costs associated with such Asset Disposition, until such time as such amounts are no longer reserved or such reserve is no longer necessary (at which time any remaining amounts will become Net Available Proceeds) and”

I. Item (x) under the definition of “Permitted Investments” in Section 3.01 shall be amended and restated as follows:

“(x) Investments received as consideration for an Asset Disposition;”

J. The second paragraph under the definition of “Unrestricted Subsidiary” in Section 3.01 shall be amended and restated as follows:

“Any designation of a Subsidiary of the Company as an Unrestricted Subsidiary will be evidenced to the Trustee by filing with the Trustee a certified copy of the Board Resolution giving effect to such designation and an officers’ certificate certifying that such designation complied with the preceding conditions. If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it will thereafter cease to be an Unrestricted Subsidiary for purposes of the indenture and any Indebtedness of such Subsidiary will be deemed to be incurred by a Restricted Subsidiary of the Company as of such date. The Board of Directors of the Company may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that such designation will be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of the Company of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation will only be permitted if no Default or Event of Default would be in existence following such designation.”

Section 5. Definitions. Capitalized terms used but not defined in this Supplemental Indenture shall have the meanings ascribed thereto in the Indenture.

Section 6. Confirmation of Indenture. The Indenture, as modified, supplemented and superseded by this Supplemental Indenture, is in all respects ratified and confirmed, and the Indenture and this Supplemental Indenture shall be read, taken and construed as one and the same instrument. (Reference herein to the Indenture shall be deemed to be to the Indenture, as modified, supplemented and superseded by this Supplemental Indenture).

Section 7. Governing Law. This Supplemental Indenture, the Indenture and the Notes shall be governed by and construed in accordance with the law of the State of New York without giving effect to any provisions thereof relating to conflicts of law.

Section 8. Separability. In case any provision in this Supplemental Indenture shall for any reason be held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 9. Counterparts. This Supplemental Indenture may be executed in any number of counterparts each of which shall be an original, but such counterparts shall together constitute but one and the same instrument.

Section 10. Effectiveness and Operativeness. The provisions of this Supplemental Indenture will become operative on the first date that the Company accepts for payment a majority in aggregate principal amount of the outstanding Securities pursuant to the Offer to Purchase and Consent Solicitation Statement dated March 21, 2006.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed all as of the day and year first above written.

OWENS & MINOR, INC.

By:	/s/ Jeffrey Kaczka
Name:	Jeffrey Kaczka
Title:	Senior Vice President and Chief Financial Officer

ACCESS DIABETIC SUPPLY, LLC

By:	/s/ Jeffrey Kaczka
Name:	Jeffrey Kaczka
Title:	Senior Vice President and Chief Financial Officer

OWENS & MINOR HEALTHCARE SUPPLY, INC.

By:	/s/ Jeffrey Kaczka
Name:	Jeffrey Kaczka
Title:	Senior Vice President and Chief Financial Officer

OWENS & MINOR DISTRIBUTION, INC.

By:	/s/ Jeffrey Kaczka
Name:	Jeffrey Kaczka
Title:	Senior Vice President and Chief Financial Officer

OWENS & MINOR MEDICAL, INC.

By:	/s/ Jeffrey Kaczka
Name:	Jeffrey Kaczka
Title:	Senior Vice President and Chief Financial Officer

SUNTRUST BANK, as Trustee

By:	/s/ Patricia A. Welling
Name:	Patricia A. Welling
Title:	First Vice President